                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT


       CONSULTING AGREEMENT (this "Agreement") dated as of June 2, 2003 between Kontron Mobile Computing, Inc., a Minnesota corporation (the "Company"), and David C. Malmberg ("Malmberg"), an individual resident of the State of Minnesota.

       WHEREAS, Malmberg has continuously served as a director of the Company since October 1996 and as the Company's Chairman since January 1997; and

       WHEREAS, Malmberg previously served as the Company's Chief Executive Officer from July 1998 until July 1999; and

       WHEREAS, the Company desires to retain Malmberg to render consulting and advisory services for the Company and its affiliates on the terms and conditions set forth in this Agreement, and Malmberg desires to be retained by the Company on such terms and conditions.

       NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

       1. Retention of Malmberg; Services to be Performed.

          (a) The Company hereby retains Malmberg to render such consulting and advisory services as the Company may request from time to time. Malmberg hereby accepts such engagement and agrees to perform such services upon the terms and conditions set forth in this Agreement. During the Term (as defined in Section 2), Malmberg shall devote such portion of his time, attention, skill and energy to the business of the Company and its affiliates as may be reasonably required to perform the services required by this Agreement, and shall assume and perform to the best of his ability such reasonable responsibilities and duties as the Company shall assign to Malmberg from time to time. Malmberg shall report to the Company's Board of Directors.

          (b) Malmberg shall perform the services hereunder primarily at the Company's headquarters located at 7631 Anagram Drive, Eden Prairie, Minnesota, but he shall, at the Company's expense, also be required to render the services at such other locations as the Company may specify from time to time; provided, however, that Malmberg shall not be required at any time to move from his then-current principal residence.

          (c) In rendering services hereunder, Malmberg shall be acting as an independent contractor and not as an employee or agent of the Company. As an independent contractor, Malmberg shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Malmberg shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Malmberg under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Malmberg shall immediately reimburse the Company for all such payments made by the Company.

       2. Term. Unless terminated at an earlier date in accordance with Section 6, this Agreement shall commence as of the date first written above and shall continue in full force and effect until December 31, 2020 (the "Term").

       3. Compensation. As compensation in full for Malmberg's services hereunder, and in consideration for past services rendered by Malmberg to the Company prior to the date hereof, the Company shall make a one-time payment to Malmberg on the date of this Agreement of $56,383.00. In addition, the Company shall pay to Malmberg if he is living, or, if Malmberg is not living, to Sue Malmberg, if she is then living, a retainer in the amount of $29,880.00 per annum. The first annual retainer payment shall be payable on the date of this Agreement and each subsequent retainer payment shall be payable on January 1 of each year during the Term beginning on January 1, 2004. If Malmberg dies before the end of the Term, the Company shall pay to Sue Malmberg the remaining unpaid annual retainer payments as they become due as provided above; provided, however, that in the event Sue Malmberg does not survive Malmberg or Sue Malmberg survives Malmberg but dies during the term of this Agreement, the Company no longer shall be obligated to make any further payments hereunder.

       4. Expenses. The Company shall reimburse Malmberg in accordance with the policies and procedures that the Company establishes from time to time for all reasonable and necessary out-of-pocket expenses that Malmberg incurs in performing the services hereunder, including, without limitation, reasonable travel expenses incurred by Malmberg.

       5. Protection of Confidential Information.

          (a) Confidential Information. Except as permitted or directed by the Chief Executive Officer of the Company, during the Term or at any time thereafter Malmberg shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Malmberg has acquired or become acquainted with or will acquire or become acquainted with during the Term or during engagement by the Company or any affiliated companies prior to the Term, whether developed by Malmberg or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Malmberg acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Malmberg will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Malmberg.

          (b) Return of Records. Upon termination of this Agreement, Malmberg shall deliver to the Company all property that is in his possession and that is the Company's property or relates to the Company's business, including, but not limited to records, notes, data, memoranda, software, electronic information, models, equipment, and any copies of the same. Malmberg shall permanently delete all of his electronic data containing such property.

       6. Termination.

          (a) This Agreement and the rights and obligations of the Company and Malmberg hereunder (other than the rights and obligations of the parties under Sections 5 and 6, and except as specifically describe in Section 6(b) below) shall be terminated immediately upon the occurrence of any of the following events:

          (i) Malmberg's death;

          (ii) Malmberg has committed fraud, misappropriation, embezzlement or any other felony in connection with the Company's business; or

          (iii) a party is in material breach of this Agreement and has failed to cure such material breach within 30 days of the receipt of written notice of breach from the non-breaching party.

       If this Agreement is terminated by the Company pursuant to Section 6(a)(ii) or 6(a)(iii), all rights to receive retainer payments under this Agreement shall terminate on such date. If this Agreement is terminated pursuant to Section 6(a)(i) or by Malmberg pursuant to 6(a)(iii), the Company will continue to be obligated to make payments to Malmberg if he is living, or, if Malmberg is not living, to Sue Malmberg, if she is then living, in accordance with the terms and conditions set forth in Section 3 above; provided, however, that in the event Sue Malmberg does not survive Malmberg or Sue Malmberg survives Malmberg but dies during the term of this Agreement, the Company no longer shall be obligated to make any further payments hereunder.

       7. Miscellaneous.

       (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

       (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

       (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and successor of the Company, and any successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

       (e) Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

       (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

       (g) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered,
(ii) when receipt is electronically confirmed, if sent by facsimile, telecopy or other electronic transmission device; provided, however, that if receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day, (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery or (iv) three days after being sent by registered or certified mail. Notices, demands and communications to the Company and the Malmberg will, unless another address is specified in writing, be sent to the address indicated below:

        Notices to the Company:             Kontron Mobile Computing, Inc.
                                            7631 Anagram Drive
                                            Eden Prairie, MN 55344
                                            Phone:  (952) 974-7000
                                            Fax:  (952) 974-7030
                                            Attention:  Board of Directors

        Notices to Malmberg:                David C. Malmberg
                                            10902 Mount Curve Road
                                            Eden Prairie, MN 55347
                                            Phone:  (952) 942-8146
                                            Fax:  (952) 942-0283


       Any party may change the address set forth above by notice to each other party given as provided herein.

       (h) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

       (j) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

       (k) No Waiver. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Malmberg shall constitute a waiver of any other right or breach by Malmberg.

       (l) Jurisdiction and Venue. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

       (m) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       (n) Remedies. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

       (o) Advice of Counsel. Each party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.


                                        KONTRON MOBILE COMPUTING, INC.


                                        By: /s/ Thomas Sparrvik
                                           -------------------------------------
                                            Name: Thomas Sparrvik
                                            Title: Chief Executive Officer


                                           /s/ David C. Malmberg
                                           -------------------------------------
                                           David C. Malmberg






                     Signature Page to Consulting Agreement